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                                    FORM 15

(Adopted in Release No. 34-20784 (Paragraph 83,508), March 22, 1994, effective March 30, 1984, 49 F.R. 12688.)

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to file Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                     Commission File Number 000-20470


                       INTEGRATED PROCESS EQUIPMENT CORP.
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             (Exact name of registrant as specified in its charter)


                       911 BERN COURT, SAN JOSE, CA 95112
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         COMMON STOCK, $0.01 PAR VALUE
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            (Title of each class of securities covered by this Form)


                                      NONE
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) or designate the appropriate rule provision(s) relied upon the terminate or suspend duly by file reports:

     Rule 12g-4(a)(1)(i)    [x]         Rule 12h-3(b)(1)(i)      [x]
     Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)     [ ]
                                        Rule 15d-6               [ ]

     Approximate number of holders of record as of the certification or notice date: one (1)

     Pursuant to the requirements of the Securities Exchange Act of 1934 Integrated Process Equipment Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 7, 1999                     By: /s/ John S. Hodgson
      ---------------------------           ------------------------------
                                            John S. Hodgson
                                            Chief Financial Officer